CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 778/779 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 29, 2019 on the financial statements and financial highlights of Trillium ESG Global Equity Fund (formerly Trillium P21 Global Equity Fund) and Trillium ESG Small/Mid Cap Fund (formerly Trillium Small/Mid Cap Fund), each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 21, 2020